Exhibit (h)(27)

SHAREHOLDER SERVICING PLAN

TIAA-CREF Funds

Advisor Class

January 1, 2020

A.        TIAA-CREF Funds (the “Trust”), an open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”), has adopted this shareholder servicing plan (the “Plan”).

B.        The Plan pertains to the Advisor Class (the “Class”) of shares of beneficial interest (“Shares”) of each series of the Trust offering such Shares (each a “Fund” and collectively, the “Funds”).

1.        The Trust, on behalf of one or more Funds, or the Funds’ investment manager, Teachers Advisors, LLC (“TAL”), on behalf of one or more Funds, may enter into agreements with various entities (“Agents”) through which the Shares may be held for the benefit of the Agent’s customers and whereby the Class of the Funds may bear some or all of the expense of, and Funds may make payments for, the services set forth herein with respect to each Fund’s Shares up to: (1) for omnibus accounts, the annual rate of 0.14% of the average daily net assets attributable to the Shares of such Fund held through the Agent or a per account fee of $18.00 on each Agent account holding Shares; or (2) for networked accounts, the annual rate of 0.08% of the average daily net assets attributable to the Shares of such Fund held through the Agent or a per account fee of $10.00 on each Agent account holding Shares, as determined by the Board of Trustees. Notwithstanding the foregoing, aggregate payments by the Advisor Class of a Fund for the services set forth herein, as well as for transfer agency services provided by the Fund’s transfer agent, shall not exceed 0.15% of the average daily net assets of the Advisor Class of the Fund.   These payments shall be calculated and accrued daily and paid monthly or at such other intervals as the Trust’s Officers shall determine.

2.        The Funds may use the payments provided for in this Plan to pay for or reimburse any activity permissible under applicable law that is intended to provide ongoing servicing and maintenance of the accounts of shareholders, including, but not limited to: (i) compensation of Agents for providing personal and account maintenance services to Fund shareholders holding Shares; and (ii) salaries and other expenses (including overhead) of Agents relating to such account servicing efforts. Such payments may be for, but shall not be limited to, account maintenance and personal services to shareholders within the meaning of FINRA Rule 2830 or any successor rule, but may not be for activities or services that are primarily intended to result in distribution of the Shares.

Without limiting the generality of the foregoing, categories of shareholder service activities contemplated under this Plan also may include, but are not limited to:

•	Sub-transfer agency management, which encompasses multiple core functions: customer/client services, transaction processing and operations, and/or communications;

•	Customer/client services, which includes the infrastructure and personnel within the Agent that support investor and intermediary telephone inquiries, as well as telephone transaction processing, answering questions about shareholder accounts, receiving Fund literature requests, and providing general Fund information;

•	Intermediary administration, which includes maintenance of operational relationships between Agents and sub-agents with which the Agent may have entered into agreements that include the holding and/or administering of Fund Shares, oversight of compliance of such sub-agents, and administration of any fee payments and reconciliations to such sub-agents;

•	Transaction processing and operations, which includes the management, execution, and oversight of DTCC and NSCC services related to Fund Shares held through the Agent or its sub-agents;

•	Financial/cash control, which includes managing the cash flow into and out of Agent accounts holding Fund Shares, including intraday cash availability, federal funds wire/Automated Clearing House (ACH) transactions/ bank money movement, daily cash and share reconciliation, and communication with the Fund and/or its transfer agent;

•	Operations, which includes processing and tracking shareholder activity of Fund shares held through the Agent, including: shareholder books and records management; processing financial and account maintenance transactions; distributing dividend, capital gain, and other corporate action details and proceeds; recording and distributing daily NAV and dividend accrual factors, as necessary; and maintaining rules to govern Agent and sub-agent processing;

•	Communications, including communication functions related to Fund Shares held through the Agent such as correspondence (responding to Fund shareholder inquiries through written correspondence), mailroom (receiving and processing mail for subsequent handling, including the support of imaging/workflow systems and return mail processing) and printing and fulfillment (producing and mailing/ electronically delivering paper and/or electronic versions of correspondence, daily confirmations, periodic statements, tax reporting documents, as well as overseeing the proxy process for investors). Also the handling of delivery of fund legal documents (e.g., prospectuses, annual reports) for current investors holding Fund Shares through the Agent;

•	Compliance and oversight, which includes sub-transfer agent activities for complying with federal and state regulations, adherence to Fund prospectuses, tax withholding and reporting, lost shareholder/escheatment processing, state blue sky, anti-money laundering program administration, and oversight of the Agent’s and sub-agents’ policies, procedures, and controls.

•	Technology support, which includes facilitating the development, implementation, and ongoing use of information technology applications and/or products by the Agent in servicing and recordkeeping investors and sub-agents; and

•	Complex support and overhead, which encompasses those areas that support the Agent’s business as it relates to holding Fund Shares, including executive management, corporate finance, human resources, legal, facilities, and internal audit (if applicable).

3.        This Plan shall not be construed as requiring the Trust to make any payment to any party or to have any obligations to any party in connection with services relating to Fund Shares. Any agreement entered into between a Fund or TAL and any Agent relating to Fund Shares shall provide that such other party shall look solely to that particular Fund for compensation or reimbursement for its services thereunder, and that in no event shall such party seek any payment from any other Fund or the Trust as a whole.

4.        Nothing contained in this Plan shall be deemed to require the Trust to take any action contrary to its Declaration of Trust or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of the responsibility for and control of the conduct of the affairs of the Trust.

5.        This Plan is effective with respect to a Fund upon approval by a vote of a majority of the Board.

6.        This Plan will remain in effect with respect to a Fund beyond the first anniversary of its effective date only if its continuance is specifically approved at least annually by a vote of a majority of the Board. In connection with the annual review and approval of this Plan, TAL shall furnish the Board with such information as the Board may request as may reasonably be necessary in order to enable the Board to make an informed determination of whether the Plan is in the best interests of the Funds and the holders of Shares. This Plan shall expire if any such annual approval is not obtained.

7.        The Trust and TAL shall provide the Board, and the Board shall review, annually written reports of the amounts expended under this Plan and the purposes for which such expenditures were made.

8.        This Plan may be amended or terminated at any time by the Board.

9.        In the event of termination or expiration of the Plan, the Funds may nevertheless, within twelve months of such termination or expiration, pay an Agent for any fees accrued prior to such termination or expiration up to the annual rate of average daily net assets attributable to the Shares negotiated between the Funds and the Agent.

10.      This Plan shall be construed in accordance with the Investment Company Act of 1940, the laws of the State of Delaware and other applicable legal and regulatory requirements.

11.      If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

12.      The Trustees and the shareholders of each Fund are not liable for any obligations of the Trustees, the Trust, or a Fund under this Plan.